Exhibit 99.1

NEOGENOMICS, INC
PRESS RELEASE

NeoGenomics Announces Equity Raise from
Insiders and Existing Shareholders at $1.50/Share

Proceeds to Strengthen Financial Position and Fund Growth Initiatives

Ft. Myers, Florida – January 12, 2011 – NeoGenomics, Inc. (NASD OTC BB: NGNM) announced today that it has completed a $3.0 million equity financing transaction.  Five members of the Company’s Board of Directors and senior management team and two existing institutional investors of the Company participated in the transaction.  The transaction was priced at $1.50 per share and resulted in 2.0 million shares of new common stock being issued by the Company.  No warrants were issued and no placement agent was used in the transaction.  The Company plans to use the proceeds to strengthen its financial position and fund growth initiatives.

Doug VanOort, the Company’s Chairman and CEO, said the following, “We are very pleased to announce this transaction.  The fact that insiders and existing institutional shareholders are willing to purchase shares of restricted stock at a premium to the recent trading price shows our faith in the future prospects of the Company.  All of us feel that even at a premium, NeoGenomics is an excellent investment opportunity.”

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry.  The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, morphology studies, anatomic pathology and molecular genetic testing.  Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Fort Myers and services the needs of pathologists, oncologists, urologists, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.org.

For more news and information on NeoGenomics, please visit www.IRGnews.com/coi/NGNM where you can find a fact sheet on the company, investor presentations, and more.  Interested parties can also access additional investor relations material, including an investment profile and an equity research report, from Hawk Associates at http://www.hawkassociates.com or from the American Microcap Institute at http://www.americanmicrocapinstitute.com/ngnm/.

For further information, please contact:

NeoGenomics, Inc.	The Investor Relations Group
Steven C. Jones	Investor Relations:
Director of Investor Relations	Dillon Heins
(239) 325-2001	(212) 825-3210
sjones@neogenomics.com	dheins@investorrelationsgroup.com
or
Hawk Associates, Inc.	Media Relations:
Ms. Julie Marshall	Janet Vasquez
(305)-451-1888	(212) 825-3210
neogenomics@hawkassociates.com	jvasquez@investorrelationsgroup.com